

301 Major Parkway
P.O. Box 900
New Roads, LA 70760

Phone: 800-634-3287
Fax: 225-638-4773
pangburngroup.com

THE PANGBURN GROUP

Service Agreement

THE PANGBURN GROUP

January 20, 2017

PERSONAL AND CONFIDENTIAL

Anna Williams
PHR
RADNET
1510 Cotner Avenue
Los Angeles, CA 90025

RE: Service Agreement

Dear Ms. Williams:

We are pleased you have chosen to engage our company to provide recordkeeping services for your life insurance program. We look forward to assisting you with the administration of this plan and developing a strong, mutually rewarding relationship.

The enclosed Service Agreement details the terms of our engagement, services and fees. The invoice for the Plan Implementation Fee is attached to this letter, and payment of this invoice is due within 30 days of receipt of this letter. Our annual administration service fee is due upon delivery of your initial reports with subsequent invoices forwarded annually thereafter.

Please review and execute the attached Agreement and return it along with payment of the Plan Implementation Fee to my attention. Thank you for your confidence in our organization.

Sincerely,

Trisha G. Morrison
Chief Operating Officer
THE PANGBURN GROUP

Email: tmorrison@pangburngroup.com
Phone: (800) 634-3287 Ext: 210
Fax: (225) 638-4773
P. O. Box 900
301 Major Parkway
New Roads, LA 70760-0900
pangburngroup.com

Enclosures

cc: Tom Costanzo

THE PANGBURN GROUP
301 Major Parkway
Post Office Box 900
New Roads, LA 70760-0900
(800) 634-3287
Tax ID: 45-3039800

Invoice:	51720
Invoice Date:	January 20, 2017

FOR SERVICES RENDERED:

Company Name: **RADNET**

Plan Implementation Fee. 1,000.00

TOTAL DUE:	**1,000.00**

PAYMENT IS DUE WITHIN 30 DAYS OF THE INVOICE DATE ABOVE. LATE PAYMENTS MAY RESULT IN DELAYS IN YOUR PLAN IMPLEMENTATION.



301 Major Parkway
P.O. Box 900
New Roads, LA 70760

Phone: 800-634-3287
Fax: 225-638-4773
pangburngroup.com

THE PANGBURN GROUP

Service Agreement

SERVICE AGREEMENT

This Service Agreement (the "Agreement") between The Pangburn Group, Inc. ("TPG") and the Client, as defined below, is effective Feb. 1 _____, 2017 (the "Effective Date"). This Agreement covers the administration and recordkeeping (the "Services") TPG will provide to the Client in connection with the Program. This Agreement is structured so that the general provisions appear first and the Exhibits follow. The Client and TPG are collectively the "Parties," and may be referred to separately as a "Party." Each Party represents and warrants that it has the authority to enter into this Agreement and will be bound by its terms.

ARTICLE 1
DEFINITIONS

When these terms are used in the Agreement, they have the meanings shown below. The words may or may not be capitalized and may be singular or plural.

"Agreement Period" shall mean a period of twelve (12) months commencing on the later of: (i) the Effective Date or (ii) the date the Policies described herein are issued. The Agreement Period shall automatically renew for additional 12-month periods until the Agreement is terminated.

"Client" shall mean RADNET

"Confidential Information" shall consist of all non-public information (including but not limited to trade secrets, proprietary information, and information about products, business methods and business Programs) relating to each Party's business and all information that each Party has designated as confidential or proprietary. The terms and conditions of this Agreement are themselves deemed to be Confidential Information of both Parties.

"Policies" shall mean the life insurance policies owned by the Client on the lives of an employee or employees.

"Program" shall mean the insurance program(s) defined in Exhibit A.

"Program Administrator" shall mean the current or succeeding person, committee, partnership, or other entity designated as such by the terms of the instrument under which the Program is operated, or by law.

ARTICLE 2
SERVICES

2.1 **Services.** TPG shall provide the Services specifically set forth in Exhibit A. To the extent that the Client, or an outside party authorized by the Client to provide information to TPG, provides TPG with untimely, erroneous, incomplete, or ambiguous information, TPG shall not be responsible for any act or omission of such party in connection with the Program.

2.2 **Services Not Provided.** The Client acknowledges and agrees that TPG does not provide legal, accounting, tax, broker-dealer or investment advisory services. The Client acknowledges that TPG is not engaged in the practice of law. If TPG assists the Client with drafting documents or supporting forms for the Program, the Client acknowledges that it is the Client's responsibility and obligation to have its own legal and tax advisors carefully review and approve all final documents and forms. TPG does not warrant nor guarantee the income, estate, gift, or other tax consequences inherent or implied in the documents provided. The Client agrees to hold TPG harmless from any direct, incidental, or consequential damages or claims resulting from the use of the documents provided.

2.3 **Policy Changes.** The Client accepts responsibility for the Program's design and ongoing compliance with any laws that apply to the Client or the Program. The Client will notify TPG in writing if the Client makes changes to the Policies including, but not limited to, surrenders, withdrawals, loans, new policies, lapses, exchanges, and changes to the death benefit ***prior*** to the change becoming effective. Nothing in this Agreement makes TPG a party to or a fiduciary regarding the Program.

2.4 **Other Information.** The Client agrees to furnish all such authorizations, documentation and information as TPG may require in carrying out its obligations under this Agreement. The Client shall be responsible for timeliness, accuracy, and completeness of such records.

ARTICLE 3
FEES FOR SERVICE

3.1 **Service Fees.** The fees listed in Exhibit B (the "Service Fees") are effective for each Agreement Period while this Agreement is in effect and are guaranteed for a two (2) year period beginning with the initial Agreement Period. TPG will bill the Client annually unless the Client provides TPG written instructions of an alternative fee arrangement and such arrangement is accepted by TPG. If it is necessary for TPG to repeat any portion of Services due to untimely, erroneous, incomplete, or ambiguous data needed to perform a Service, TPG may charge additional fees. The additional fees will be based on the Services performed and any action necessary to correct processing of the untimely, erroneous, incomplete, or ambiguous data.

3.2 **Changes in Service Fees.** TPG may change the Service Fees: (1) on each Agreement Period anniversary after the first two (2) Agreement Periods; (2) upon agreement with the Client any time there are changes made to this Agreement or the Program which affect the Services; or (3) when there are changes in laws or regulations which materially affect the Services TPG is providing, or will be required to provide, under this Agreement. TPG shall, however, provide the Client with ninety (90) days prior written notice of the revised Service Fees for subsequent Agreement Periods, as described in item one (1) above. If the Client does not agree to the new Service Fees, the Client may terminate this Agreement upon sixty (60) days written notice after the Client receives written notice of the new Service Fees.

3.3 **Right to Discontinue Services.** Service Fees are due within thirty (30) days of the date of the invoice. If Service Fees are not paid within forty-five (45) days after the date of written notice of nonpayment, TPG reserves the right to discontinue Services to the Program by written notice to the Client.

3.4 **Initial Implementation Costs.** Service Fees attributable to establishing and maintaining a business relationship with the Client are set forth in Exhibit B.

ARTICLE 4
CONFIDENTIAL INFORMATION

4.1 **Confidential Information.** Each Party acknowledges that in the course of its dealing with the other, it may receive, learn of or have access to Confidential Information (whether oral, written, electronic or otherwise). Such Confidential Information will be used solely to perform Services under this Agreement. Unless required by law, subpoena or court order, each Party agrees that, absent the other Party's prior written consent, it will not disclose to any third party, either orally or in writing, any Confidential Information other than to perform the Services under this Agreement. Each Party agrees to take at least such precautions to protect the other Party's Confidential Information as it takes to protect its own Confidential Information, and in any event, will take all precautions that are reasonably necessary to protect the security of the other Party's Confidential Information. The Client's Confidential Information will not be disclosed by TPG to any person or entity other than TPG's Representatives (as defined below) needing access to such information to administer the Program or perform under this Agreement. References to "Representatives" in this Agreement shall mean the officers, directors, partners, employees, agents, subcontractors, auditors, and advisors of an entity and its affiliates and subsidiaries. Each Party will, upon learning of any unauthorized disclosure of the other Party's Confidential Information, notify such other party promptly and cooperate fully with such Party to protect its Confidential Information. The obligations imposed by this Agreement will survive termination of an existing business relationship between the Parties, as applicable, and will remain in effect with respect to each item of Confidential Information until that information becomes unprotected.

ARTICLE 5
LIMITATION OF LIABILITY

5.1 **Limitation of Liability.** Notwithstanding anything to the contrary in this Agreement, neither Party will be liable to the other for any consequential, incidental, indirect, special, and exemplary or punitive damages in connection with this Agreement, including the indemnification provisions, even if such Party was advised of or could have foreseen the possibility of such damages; and except in the event of fraud or willful misconduct in the performance of TPG's obligations under this Agreement, in no event shall TPG's total cumulative liability, including attorney's fees, under this Agreement exceed the Service Fees.

ARTICLE 6
INDEMNIFICATION

6.1 **Indemnification.** Each Party will indemnify the other and its officers, directors, partners, independent contractors, advisors, employees, and affiliates and hold each other harmless against any and all losses, liabilities, penalties, interest, fines, costs, damages, and expenses incurred, including reasonable attorneys' fees and court costs, which arise out of or are in connection with the Program or Services under this Agreement, except where there has been a finding of gross negligence, fraud or willful misconduct in the performance of a Party's obligations under this Agreement or where there has been a material breach of this Agreement by a Party. Further, TPG does not assume any responsibility, nor does TPG assume any liability, that may arise due to the Client's failure to comply with the operational and documentary compliance requirements of Section 409A and/or the Notice and Consent requirements of Internal Revenue Code section 101(j), to the extent applicable.

ARTICLE 7
TERMINATION

7.1 **Termination.** This Agreement will terminate: (1) upon the Program's termination; (2) upon mutual agreement; (3) upon at least sixty (60) days prior written notice by either Party; (4) upon TPG's notice of termination for the Client's non-payment of fees or other amounts owed under this Agreement; (5) upon TPG's notice of termination for failure of the Parties to reach an agreement for a requested change to the Program that TPG cannot accommodate; (6) upon failure of a Party to cure a material breach within thirty (30) days prior written notice of the breach or (7) termination occurs under other provisions in this Agreement or the Exhibits hereto.

ARTICLE 8
DISPUTE RESOLUTION

8.1 **General.** In the event a dispute, claim, or controversy of any kind arises between the Parties regarding: (i) this Agreement or any of its terms; (ii) any Services provided under this Agreement; (iii) any rights, duties or obligations explicitly or implied granted or arising under this Agreement; (iv) any transaction made under this Agreement; or (v) any construction or application of this Agreement, the Parties shall make a good faith effort to resolve the dispute within thirty (30) days of one Party making a written request to the other Party. If the dispute remains unresolved for any reason after sixty (60) calendar days following the date of the written request, the Parties will then proceed to mediation.

8.2 **Mediation.** The Parties will, as soon as commercially reasonable after the sixty (60) day period referred to in Section 8.1 above, initiate the mediation process and endeavor in good faith to settle their dispute by mediation. If such mediation is not initiated within one (1) year following the date one Party first gave written notice of the dispute to the other Party, the dispute will be deemed to be resolved. The Parties shall mutually agree to the mediation site and shall share equally in the costs of the mediation. A single mediator engaged in the practice of law, who is knowledgeable about the Employee Retirement Income Security Act of 1974 (as amended from time to time), Section 409A, and employee benefit plan administration, shall conduct the mediation under any generally recognized set of mediation rules.

8.3 **Arbitration.** If such mediation is unsuccessful, any unresolved controversy or claim arising from this Agreement, or breach thereof, shall be settled by an arbitrator selected by mutual agreement of the parties. Such

arbitrator shall operate under any generally recognized set of arbitration rules. The arbitrator's decision shall be final and binding and judgment may be entered in any court having jurisdiction. In the event a Party breaches this Article 8, unsuccessfully challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other Party is entitled to its reasonable costs, including reasonable attorney's fees, incurred to compel arbitration or defend or enforce the award. Any mediation or arbitration shall be held at a mutually agreeable site.

ARTICLE 9
MISCELLANEOUS

9.1 **Assignment.** Neither Party can assign this Agreement or any rights or obligations under this Agreement to anyone without the other Party's written consent.

9.2 **Governing Law.** This Agreement and its Exhibits are construed in accordance with the laws of the State of Louisiana.

9.3 **Entire Agreement.** This Agreement constitutes the entire Agreement between the Parties governing the subject matter of this Agreement. This Agreement replaces any prior written or oral communications or agreements between the Parties relating to the subject matter of this Agreement.

9.4 **Amendment.** Except as may otherwise be set forth in this Agreement, the Agreement may be amended only by written mutual agreement of the Parties, executed by a duly authorized person of each Party.

9.5 **Waiver.** Nothing in this Agreement is considered to be waived by any Party unless the Party claiming the waiver receives the waiver in writing. No breach of the Agreement is considered to be waived unless the non-breaching Party waives it in writing. A waiver of one provision does not constitute a waiver of any other. A failure of either Party to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, shall in no way be construed to be a waiver of such provision of this Agreement.

9.6 **Notices.** Any notices, demands, or other communications required pursuant to this Agreement shall be in writing and may be provided via electronic means (e.g., email, facsimile transmission, electronic posting) or by United States Postal Service by certified or registered mail, return receipt requested, postage prepaid, or delivered by a service that provides written receipt of delivery.

9.7 **Severability.** Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be invalid or unenforceable, the arbitrator will have the power to amend such provision to the extent necessary to make such provision valid and enforceable, and in any event, all other provisions of this Agreement, and of each other agreement entered into pursuant to this Agreement, will be given effect separately from the provision or provisions determined to be invalid or unenforceable and will not be affected thereby.

9.8 **Force Majeure.** Neither Party will be liable to the other for any delay or failure in performance caused by acts beyond the nonperforming Party's reasonable control, including, without limitation, acts of God or public enemy, acts of any military, civil, or regulatory authority, change in any law or regulation, fire, flood, tornado, earthquake, or storm, or other like event, disruption or outage of communications, power or other utility, labor strikes, or any other cause, whether similar or dissimilar to any of the foregoing, which could have not been prevented by the nonperforming Party with reasonable care. Performance times will be considered extended for a period of time equivalent to the time lost because of such delay. The Party asserting a force majeure delay will have the obligation to notify the other Party promptly upon learning of the delay or the reasonable possibility of such delay and to use reasonable efforts to mitigate the effects of the delay.

9.9 **Warranty Disclaimer.** ***Except to the extent subject to the indemnification provisions herein, all information, materials, services or deliverables provided under this Agreement by one Party to the other Party, or to a third party, are provided on an as-is basis without any warranties, representations or covenants of any kind, either express or implied, including, without limitation, any warranties of merchantability or fitness for a particular purpose.***

By signing below, each Party agrees to the terms of this Agreement. This Agreement may be executed in one or more counterparts, each of which, when so executed, will constitute an original, and all of which together will constitute one and the same Agreement.

RADNET		**THE PANGBURN GROUP, INC.**
Anna Williams (signature)	and	______________________
Anna Williams		**Brian E. Pangburn, Ph.D.**
PHR		**Principal/Chief Executive Officer**

Date Signed: 2/7/2017

EXHIBIT A
SERVICES

TPG will provide the Services listed below as applicable to each Program or Policy.

I. TPG will administer Services to the following Program(s):

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

II. Program Administration and Recordkeeping Services

A. Accounting and Program Management Reporting
On a monthly basis, TPG will provide suggested general ledger entries for the Program's Policies and additional management reports such as net effect on earnings and Policy inventory.

B. Other Reporting
On an annual basis, TPG will provide a report to assist with IRS Code Section 101(j) compliance and TPG will also provide annual reportable income amounts for split dollar arrangements, as applicable. Periodically, TPG will provide Social Security sweeps through a secure third-party vendor. To the extent required by the Client, TPG will prepare accounting for post-retirement split dollar arrangements.

C. Electronic Report Delivery.
Client will have access to a secure website to retrieve periodic reports prepared by TPG.

D. Plan Inquiries and Consultation
TPG dedicated representatives will be available via email or our toll-free telephone number to answer Program questions during regular working hours.

E. Quarterly Compliance Reporting
On a quarterly basis, TPG will provide testing for concentration of risk compliance and lending limits compliance and a review of the carrier credit ratings and financial profile.

EXHIBIT B
SERVICE FEES

Client will be billed for the following Fees in exchange for the Services provided under this Agreement.

Plan Implementation Fee: One-time non-refundable fee of $1,000.

Annual Service Fee:

$125.00 per Policy for the first 25 Policies
$100.00 per Policy for the next 25 Policies
$75.00 per Policy for the next 50 Policies

Subject to a minimum annual fee of $500.

Other Consulting Service Fees: An hourly rate of $200 for any services requested outside the scope of this Agreement.

I hereby agree to the above referenced services and associated fees:

Anna Williams
Signature of Authorized Representative of Client

ANNA WILLIAMS, DIRECTOR OF BENEFITS
Print Name & Title of Authorized Representative of Client

RadNet Mgmt., Inc.
Full Legal Name of Client

2/7/2017
Date